EXHIBIT 99.1

NEWS FROM

FOR IMMEDIATE RELEASE

CSC HOLDINGS ANNOUNCES

EXTENSION OF MATURITY DATE OF A PORTION OF ITS TERM LOAN B

BETHPAGE, N.Y., May 29, 2009 — CSC Holdings, Inc., a subsidiary of Cablevision Systems Corporation (NYSE: CVC), today announced that it has finalized an amendment to its credit facility to extend the maturity of approximately $1.2 billion of its existing $3.4 billion Term Loan B from March 29, 2013 to March 29, 2016.  This transaction is consistent with the company’s desire to lengthen its debt maturity profile, and to reduce the volume of maturities in the 2012-2013 time frame.

Banc of America Securities LLC and J.P. Morgan Securities Inc. served as Joint Lead Arrangers on the transaction.

Cablevision Systems Corporation is one of the nation’s leading media and entertainment companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO TV® digital television, Optimum Online® high-speed Internet, Optimum Voice® digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision operates several successful programming businesses, including AMC, IFC, Sundance Channel and WE tv, through Rainbow Media Holdings LLC, and serves the New York area as publisher of Newsday and other niche publications through Newsday Media Group. In addition to these businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, the Beacon Theatre, and the Chicago Theatre, and owns and operates Clearview Cinemas.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Kim Kerns	Patricia Armstrong
	Vice President	Senior Vice President
	Corporate Communications	Investor Relations
	(516) 803-2351	(516) 803-2264